UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 2)*



                           CTI Molecular Imaging, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    22943D105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             [X] Rule 13d-1(b)

                             [ ] Rule 13d-1(c)

                             [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                       --------------------
CUSIP NO. 22943D105                      13G
---------------------                                       --------------------


--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Columbia Wanger Asset Management, L.P. 04-3519872
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
          Not Applicable
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
--------------------------------------------------------------------------------

   NUMBER OF   5.    SOLE VOTING POWER

    SHARES           0
               -----------------------------------------------------------------
 BENEFICIALLY  6. SHARED VOTING POWER

   OWNED BY          0
               -----------------------------------------------------------------
     EACH      7. SOLE DISPOSITIVE POWER

  REPORTING          0e
               -----------------------------------------------------------------
    PERSON     8. SHARED DISPOSITIVE POWER

     WITH            0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          0
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


          Not Applicable                                                     [_]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


          IA
--------------------------------------------------------------------------------


                               Page 2 of 9 Pages

---------------------                                       --------------------
CUSIP NO. 22943D105                      13G
---------------------                                       --------------------


--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
          Not Applicable
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
   NUMBER OF   5.  SOLE VOTING POWER

    SHARES           0
               -----------------------------------------------------------------
 BENEFICIALLY  6 . SHARED VOTING POWER

   OWNED BY          0
               -----------------------------------------------------------------
     EACH      7.  SOLE DISPOSITIVE POWER

  REPORTING          0
               -----------------------------------------------------------------
    PERSON     8.  SHARED DISPOSITIVE POWER

     WITH            0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          0
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


          Not Applicable                                                     [_]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


          CO
--------------------------------------------------------------------------------

                               Page 3 of 9 Pages

ITEM 1(A).   NAME OF ISSUER:

CTI Molecular Imaging, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

801 Innovation Drive, Knoxville, TN 37932

ITEM 2(A). NAME OF PERSON FILING:

Columbia Wanger Asset Managaement, L.P. ("WAM")
WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP")

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

WAM AND WAM GP are both located at:

227 West Monroe Street, Suite 3000, Chicago, Illinois 60606

ITEM 2(C). CITIZENSHIP:

WAM is a Delaware limited partnership and WAM GP is a Delaware corporation

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(E) CUSIP NUMBER:

22943D105

ITEM 3.

(e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

ITEM 4. OWNERSHIP (AT DECEMBER 31, 2005):


               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    (i)  WAM:    0
                    (ii) WAM GP: 0

               (b)  Percent of class:

                    (i)  WAM:    0%
                    (ii) WAM GP: 0%

               (c)  Number of shares as to which such person has:

                        (1)  sole power to vote or to direct the vote:

                             (i)  WAM:    0


                               Page 4 of 9 Pages

                             (ii) WAM GP: 0

                        (2)  shared power to vote or to direct the vote:

                             (i)  WAM:    0
                             (ii) WAM GP: 0

                        (3)  sole power to dispose or to direct the
                             disposition of:

                             (i)  WAM:    0
                             (ii) WAM GP: 0

                        (4)  shared power to dispose or to direct
                             disposition of:

                             (i)  WAM:    0
                             (ii) WAM GP: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

ITEM 10.  CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 5 of 9 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  February 13, 2006

The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                       WAM Acquisition GP, Inc.
                                       for itself and as general partner of
                                       COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                     By: /s/Bruce H. Lauer
                                         ---------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary


                               Page 6 of 9 Pages

                                  EXHIBIT INDEX

Exhibit 1 Joint Filing Agreement dated as of February 13, 2006 by and between Columbia Wanger Asset Management, L.P. and WAM Acquisition GP, Inc.


                               Page 7 of 9 Pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT


         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


Dated:  February 13, 2006

                                       WAM Acquisition GP, Inc.
                                         for itself and as general partner of
                                         COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                     By: /s/Bruce H. Lauer
                                         ---------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary


                               Page 8 of 9 Pages